Exhibit 99(b)(1)

BRIDGE LOAN AGREEMENT

dated as of January 30, 2012

Among

AMAYA GAMING GROUP INC.

as Borrower

- and –

DIOCLES CAPITAL INC.

as Lender

UP TO C$5,500,000 BRIDGE LOAN

7.2 Target cash position	9
7.3 No Material Change	9
7.4 True and Complete Disclosure	9

8. AFFIRMATIVE COVENANTS	9

8.1 General Covenants	9
8.2 Use of Proceeds	10
8.3 Further Assurances	10
8.4 Representations and Warranties	10

9. NEGATIVE COVENANTS	10

9.1 Negative Pledge	10
9.2 Limitations on Fundamental Changes	11
9.3 Financial Advisory Fees	11

10. EVENTS OF DEFAULT AND REMEDIES	11

10.1 Events of Default	11
10.2 Remedies	12

11. MISCELLANEOUS	12

11.1 Books and Accounts	12
11.2 Prohibition on Assignment	12
11.3 Costs and Expenses	12
11.4 Indemnification	13
11.5 No Waiver	13
11.6 Communications	13
11.7 Counterparts	13
11.8 Submission to Jurisdiction	13

12. NOTICES	13

12.1 Sending of Notices	13
12.2 Receipt of Notices	14

SCHEDULE “A”	16

SCHEDULE “B”	17

- ii -

BRIDGE LOAN AGREEMENT

THIS AGREEMENT is made as of January 30, 2012 among Amaya Gaming Group Inc., a corporation incorporated under the laws of Quebec, as borrower (the “Borrower”) and Diocles Capital Inc., a corporation incorporated under the laws of Ontario, as lender (the “Lender”).

RECITALS

A.	The Borrower has requested that the Lender makes available to the Borrower a bridge loan in a maximum principal amount of C$5,500,000 to assist in the financing the Acquisition as well as the payment of fees and expenses related thereto.

B.	The Lender is willing to make the Bridge Loan available to the Borrower on the terms subject to the conditions set out in this Agreement.

THEREFORE, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa):

“Acquisition” means, the acquisition by the Borrower or one of its Affiliates of more than 50% of the issued and outstanding common shares (on a fully-diluted basis) of the Target;

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

“Bridge Loan” means the loan described in Section 2.1;

“Business Day” means a day on which banks are open for business in Montreal, province of Quebec and Toronto, province of Ontario excluding Saturday and Sunday;

“Canadian Dollar” or the symbol “C$” means lawful money of Canada;

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that Controls another Person is deemed to Control any Person Controlled by that other Person;

“Default” means any event or circumstance which constitutes an Event of Default or which, with the lapse of time, the giving of a notice or both, would constitute an Event of Default;

“Drawdown Date” has the meaning set forth in Section 2.3;

“Drawdown Notice” means the notice in the form attached as Schedule “A” hereto to be delivered by the Borrower to the Lender;

“IFRS” means generally accepted accounting principles in Canada which are in effect from time to time;

“Lender” means Diocles Capital Inc.;

“Lien” means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means a material adverse effect on the financial condition, business, operations, assets, liabilities or prospects of the Borrower and its Affiliates, taken as a whole;

“Maturity Date” means the 60th day following the Drawdown Date or, if such day is not a Business Day, then the following Business Day, which Maturity Date may be extended for an additional 30 days with the written consent of the Lender.

“Offer” means the offer to be made in accordance with applicable securities laws on or around February 15, 2012 by the Borrower to the shareholders of the Target with respect to the Acquisition pursuant to the Rule 2.7 announcement to be made by the Borrower on or around February 1st, 2012;

“Permitted Liens” means:

a)	Liens imposed or arising by operation of law (including for greater certainty tax and construction Liens), in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

b)	pledges or deposits made in the ordinary course of business in connection with bids or tenders or to comply with the requirements of any legislation or regulation applicable to the Person concerned or its business or assets (including, for greater certainty, any cash collateral posted by the Borrower or any of its Affiliates relating to any letters of credit issued by any financial institution);

c)	Liens securing obligations incurred in connection with the purchase or the lease of any real or immovable or personal or movable property, or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed C$500,000;

d)	Judgment Liens for which an appeal has been made or in respect of which revision has been sought and a suspension of execution has been obtained pending the appeal or the revision but only to the extent that failure to pay such judgments does not otherwise constitute an Event of Default; and

e)	those Liens currently existing over the assets of the Borrower as are more fully described in Schedule “B” to this Agreement;

“Person” means any natural person, corporation, company, partnership, joint venture, limited liability company, unincorporated organization, trust or any other entity;

“Public Offering” means the offering, on a private placement basis, of Special Warrants by the Borrower of gross proceeds of up to $28,750,000 for the purposes of funding the Acquisition;

“Security Document” has the meaning set forth in Section 6.1.2;

“Target” means CryptoLogic Limited.

1.2	Accounting Terms and Calculations

Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under IFRS and (ii) calculations must be made in accordance with IFRS insofar as applicable.

1.3	Time

Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

1.4	Headings and Table of Contents

The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.5	Governing Laws

This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

1.6	Inconsistency

In the event of inconsistency between this Agreement and the Security Document, the provisions of this Agreement must be accorded precedence.

2.	THE BRIDGE LOAN

2.1	The Bridge Loan

The Lender agrees to make a term loan in accordance with the terms hereunder available to the Borrower in the maximum principal amount of C$5,500,000 (the “Bridge Loan”) until the Maturity Date.

2.2	Purpose of Bridge Loan

The purpose of the Bridge Loan is to finance the Acquisition and the fees and expenses related thereto.

2.3	Drawdown

The Bridge Loan will not revolve and must be drawn down by the Borrower in one single drawing to be made on the third Business Day following the delivery of a Drawdown Notice (the “Drawdown Date”),. Any unused portion of the Bridge Loan will cease to be available.

3.	FEES AND INTEREST

3.1	Commitment

The Borrower must pay, concurrently with the execution of this Agreement, a commitment fee of $100,000.

3.2	Standby Fee

The Borrower must pay to the Lender, on the earlier of the Drawdown Date or of May 31, 2012, a standby fee equal to $82,500.

3.3	Interest on Bridge Loan

The Bridge Loan bears interest until it is repaid in full (both before and after any Event of Default or judgment) at the annual interest rate of 12%. Such interest is payable each month in arrears on the first Business Day of the month commencing the month following the Drawdown Date.

3.4	Calculation of Interest Rates

3.4.1	The interest rate is an annual rate and is calculated daily on the basis of a 365-day year.

3.4.2	For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days.

3.5	Interest on Arrears

3.5.1	Any amount (other than an amount due on account of principal or interest) which is not paid when due hereunder will bear interest at the default interest of 14% per annum.

3.5.2	Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

3.5.3	Interest on arrears is compounded monthly and is payable on demand.

4.	REPAYMENT, PREPAYMENT AND CANCELLATION

4.1	Repayment of the Bridge Loan

The Borrower must repay in full the outstanding Bridge Loan and pay all other amounts owing under the Bridge Loan on the Maturity Date.

4.2	Mandatory Prepayment

Within 30 days from the Drawdown Date, provided that such date shall be no earlier than 80 days from the date the Offer documentation is sent to the shareholders of the Target, the Borrower must repay in its entirety the Bridge Loan and all accrued and unpaid interest thereto, it being understood that any such repayment shall be made without penalty or other fees.

4.3	Optional Prepayments

The Borrower may at any time make prepayments on the Bridge Loan on giving prior notice to the Lender not less than five Business Days prior to the prepayment date. Any such prepayment must be in a minimum of C$500,000 and will be applied first to any interest outstanding and unpaid at the time of any optional prepayment of the Bridge Loan hereunder and then to the principal of Bridge Loan then outstanding.

4.4	Reduction of Bridge Loan

Any mandatory or optional prepayment on the Bridge Loan will permanently reduce the amount of the Bridge Loan and may not be reborrowed.

5.	PLACE AND CURRENCY OF PAYMENT

5.1	Payments to the Lender

All payments to be made by the Borrower hereunder to the Lender must be made by wire transfer as per the instructions provided from time to time by the Lender to the Borrower.

5.2	Time of Payments

Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.

5.3	Currency

Unless otherwise provided, all amounts owing hereunder are payable in Canadian Dollars.

6.	CONDITIONS PRECEDENT TO DRAWDOWN

6.1	Conditions precedent to the Drawdown

The Borrower may not deliver the Drawdown Notice to the Borrower until the following conditions precedent have been fulfilled to the satisfaction of the Lender, acting reasonably:

6.1.1	The Lender shall have received the following documents:

-	a copy of the incorporating documents of the Borrower and of a certificate of attestation; and

-	a certified copy of the resolutions of the Borrower authorizing the execution of this Loan Agreement and the completion of the Acquisition;

6.1.2	a deed of movable hypothec affecting the universality of the assets, present and future, of the Borrower in favour of the Lender shall have been executed and registered at the Register of Personal and Movable Real Hypothec (the “Security Document”);

6.1.3	the Borrower shall have paid the standby fee pursuant to Section 3.2 hereof;

6.1.4	the Borrower shall have delivered to the Lender a copy of the recommended cash offer by the Borrower in respect of the Acquisition and a registrar certificate or similar document evidencing the number of common shares of the Target that have been tendered pursuant to the Offer;

6.1.5	the Borrower shall have delivered to the Lender evidence that the Release Conditions (as such term is defined in the Special Warrant Indenture entered into between the Borrower, Canaccord Genuity Corp. and Computershare Trust Company of Canada on January 17, 2012) (the “Special Warrant Indenture”) for the use of the proceeds of the Public Offering for the purposes of the Acquisition have been met; that the proceeds of the Public Offering have been made available and disbursed in their entirety, or will be disbursed concurrently with the Bridge Loan or any part hereof, pursuant to the terms of the Special Warrant Indenture for the take up and payment by the Borrower of common shares of the Target tendered in response to the Offer, excluding those common shares held by the Borrower as of the date hereof;

6.1.6	a legal opinion from Borrower’s counsel to the Lender relating to such matters as are customary in respect to the corporate status of the Borrower and the due execution, enforceability and compliance with applicable laws of this Agreement and of the Security Document as well as the registration of same shall have been delivered to the Borrower.

6.2	Waiver of Conditions precedent

The conditions precedent provided for in this Article are for the sole benefit of the Lender. The Lender may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that they might have against the Borrower and any other Person.

6.3	Early Termination of the Bridge Loan

If all of the conditions precedent provided for in this Article have not been previously fulfilled or waived, the Lender’s obligations hereunder will terminate on May 31, 2012. Notwithstanding the foregoing, the Lender’s obligations will also terminate if the Release Conditions are not met pursuant to the Special Warrant Indenture or if, at any time before May 31, 2012, the Borrower notifies the Target and announces publicly that it will not pursue the Acquisition or that it will not pursue the acquisition of all of the issued and outstanding shares of the Target.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

To induce the Lender to make the Bridge Loan to the Borrower, the Borrower represents and warrants to the Lender as of the date hereof and as of the date of the Bridge Loan that:

7.1.1	Status and Power—It is a corporation duly incorporated and organized and validly existing under the laws of the Province of Quebec, with full corporate power, authority and legal right to own its Property, to carry on the business carried on by it and to enter into and exercise its rights and perform its obligations under the Agreement to which it is a party.

7.1.2	Qualification and Compliance with Law—It is duly qualified in all jurisdictions where the nature of the Property owned by it or the business carried on by it makes such qualification necessary, and has full legal right under the laws of all such jurisdictions to own its Property and to carry on the business carried on by it. The Borrower is in compliance with all applicable law except to the extent that the failure to comply therewith would not, in the aggregate, have, or reasonably be expected to have, a material adverse effect on the Borrower’s ability to perform its obligations hereunder.

7.1.3

Authorization and Enforceability—It has taken all corporate action necessary to be taken by it to authorize the execution and delivery of, and the exercise of its rights and the performance of its obligations under, the Agreement and the Security Document. Except as has been obtained and is in full force and effect, no consent, waiver or authorization of, or filing with or notice to, any Person is required to be obtained in connection with the execution and delivery of, and the exercise by it of its rights and the performance by it of its obligations under, the Agreement and the Security Document. This Agreement and the Security Document have been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and equitable principles.

7.1.4	No Conflicts—The execution and delivery by it of this Agreement and of the Security Document and the exercise of its rights and the performance of its obligations thereunder, will not conflict with or result in a breach of (i) any applicable law, (ii) any of the provisions of its constating documents, by-laws or any unanimous shareholders’ agreement to which it is subject, or (iii) any agreement, permit, instrument, judgment, injunction or other contractual obligation to which it is a party or by which it is bound.

7.1.5	Places of Business; Name—Its principal place of business, registered office, chief executive office and chief place of business is at the address specified on the signature page of this Agreement opposite its signature, and its full legal name, and any other name under which it conducts its business, is specified on the signature page of this Agreement.

7.1.6	Residency—It is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

7.1.7	Tax Status—It has filed all tax returns which are required to be filed by it, and has paid when required by applicable law all taxes (if any) which have become due as shown on such returns or on any assessment received by it; the income tax liability of the Borrower has been assessed for all financial years and there is no material outstanding matter of dispute or difference between the Borrower and any federal, provincial, state, territorial or municipal taxing authority, agency or department that is not being contested by the Borrower in good faith.

7.1.8	Full Disclosure—No representation or warranty made by the Borrower in the Agreement or in any other document furnished to the Lender from time to time in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, not misleading. All projections and pro forma information delivered hereunder to the Lender from time to time by the Borrower were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery.

7.1.9	Title to and Sufficiency of Property—It is the legal and beneficial owner of, or has a good and valid leasehold or licence interest in or right to use, all property used to carry on its business as currently conducted.

7.1.10	Permits—It holds in good standing all material permits, licences, approvals, franchises, rights-of-way, easements and entitlements which it requires, or is required by applicable law to hold, own, lease, license or use its property and to carry on its business as currently conducted.

All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

7.2	Target cash position

The acquisition proposal of December 14, 2011 of the Borrower to the Target is based, inter alia, on the assumption that the net cash position of the Target as of November 30, 2011 will be no less than US15,000,000.

7.3	No Material Change

Other than as publicly disclosed in accordance with applicable Canadian securities laws, there has been no Material Adverse Change from September 30, 2011 to the date of this Agreement.

7.4	True and Complete Disclosure

The information, reports, financial statements and other documents furnished or to be furnished by the Borrower to the Lender in connection with the Acquisition and the negotiation, preparation, execution, delivery or performance of the Agreement, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the time and circumstances under which they were made, not misleading.

8.	AFFIRMATIVE COVENANTS

8.1	General Covenants

The Borrower covenants and agrees that it will:

8.1.1	Legal Existence — preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

8.1.2	Legal Compliance — comply with the requirements of all laws and regulations applicable to it and its business and assets and with all orders of governmental or regulatory authorities the non-compliance with which could reasonably be expected to have a Material Adverse Effect;

8.1.3	Payment of Taxes — pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

8.1.4	Maintenance of Property – maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

8.1.5	Material Agreements – perform its obligations under and preserve and maintain in force all agreements to which it is a party that are material to its operations and business;

8.1.6	Insurance – insure and keep insured its property, assets and business, and will maintain business interruption and civil liability insurance for such coverage as a prudent administrator would obtain for similar property, assets and businesses, in each case, with financially sound and reputable insurance companies;

8.1.7	Records – keep adequate records and books of account, in which complete entries will be made in accordance with IFRS; and

8.1.8	Access – permit representatives of the Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.

8.2	Use of Proceeds

The Borrower will use the proceeds of the Bridge Loan to finance the Acquisition and fees and expenses related thereto.

8.3	Further Assurances

The Borrower will cooperate with the Lender and execute such further instruments and documents as the Lender may reasonably request to carry out to its satisfaction the transactions contemplated by the Agreement.

8.4	Representations and Warranties

The Borrower will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

9.	NEGATIVE COVENANTS

The Borrower covenants and agrees that:

9.1	Negative Pledge

The Borrower will not create, incur, assume or suffer to exist any Lien on its present and future property or assets except for Permitted Liens nor will the Borrower cause the Target to create any additional Liens on its assets following the Acquisition until the repayment of the Bridge Loan.

9.2	Limitations on Fundamental Changes

The Borrower will not, until the repayment of the Bridge Loan:

9.2.1	enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, except that any Affiliates may merge or amalgamate with any other Affiliate of the Borrower;

9.2.2	carry on any business, directly or indirectly, other than the businesses currently carried on by the Borrower and its Affiliates or a business acquired through the Acquisition and activities ancillary or reasonably related thereto.

9.3	Financial Advisory Fees

The Borrower undertakes not to pay the advisory fees of Canaccord Genuity Corp. in relation to the Acquisition before the repayment of the Bridge Loan.

10.	EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default

The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Agreement:

10.1.1	the Borrower defaults in the payment when due of any amount owing under the Bridge Loan in respect of principal or interest or fees, or defaults for more than three Business Days in the payment of any other amount owing under the Agreement;

10.1.2	any representation, warranty or certification made or deemed made by the Borrower hereunder proves to be false or misleading as of the time made in all material respects which could reasonably be expected to have a Material Adverse Effect;

10.1.3	the Borrower becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

10.1.4	the Borrower (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

10.1.5

a proceeding (or any similar action) is commenced against a Borrower seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of its assets having a value of more than C$500,000, and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 30 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Borrower concerned; or

10.1.6	a Borrower defaults in the performance of any of its other obligations under a Agreement and such default continues unremedied for a period of 15 days after notice by the Lender to the Borrower.

10.2	Remedies

If an Event of Default occurs and is continuing, the Lender may, on giving a notice to the Borrower, take any one or more of the following actions:

10.2.1	declare all indebtedness of the Borrower under the Agreement to be immediately payable and demand immediate payment of the whole or part thereof; and

10.2.2	exercise all of the rights and remedies of the Lender including their rights and remedies under any Security Document or any other agreement between the Borrower and the Lender;

provided that all indebtedness of the Borrower under the Agreement will automatically become due and payable without any notice (or further notice, where applicable) upon the occurrence of any Event of Default specified in Sections 10.1.1, 10.1.3, 10.1.4, 10.1.5 or 10.1.6.

11.	MISCELLANEOUS

11.1	Books and Accounts

The Lender will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrower under the Bridge Loan.

11.2	Prohibition on Assignment

A party may not assign its rights, or the amounts to be received by it, under this Agreement without the prior written consent of the other party.

11.3	Costs and Expenses

The Borrower must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by the Lender in connection with the Bridge Loan and the preparation, negotiation and execution of this Agreement up to a maximum amount of $25,000 (excluding taxes and disbursements) and with the review and negotiation of the opinion and Security Document and the follow-up of the disbursement of funds hereunder up to an additional amount of $20,000 (excluding taxes and disbursements), as well as the reasonable costs and expenses incurred by the Lender in connection with the enforcement of, or the preservation of any rights under this Agreement.

11.4	Indemnification

The Borrower must indemnify the Lender and its officers, directors and employees and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to this Agreement or the transactions contemplated thereby.

11.5	No Waiver

The omission by the Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Lender to notify the Borrower of the occurrence of a Default will not be deemed to be a waiver of the right of the Lender to avail itself of such Default.

11.6	Communications

The Lender is entitled to rely in its dealings with the Borrower upon any instruction or notice which the Lender believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

11.7	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

11.8	Submission to Jurisdiction

The Borrower hereby submits to the nonexclusive jurisdiction of the courts sitting in the judicial district of Montreal, for the purposes of all legal proceedings arising out of or relating to the Agreement or the transactions contemplated thereby. The Borrower irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

12.	NOTICES

12.1	Sending of Notices

Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 10) by electronic mail, addressed to the recipient at its address specified on the signature page hereof thereof or at such other address as may be notified by such party to the others pursuant to this Article.

12.2	Receipt of Notices

Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

AMAYA GAMING GROUP INC., as Borrower		DIOCLES CAPITAL INC., AS LENDER

Per:		Per:
	Daniel Sebag		Yoel Altman
	Chief Financial Officer		Authorized signatory

Address for notices:	Address for notices:

7600 TransCanada Highway	516 Vesta Drive
Pointe-Claire, Québec	Toronto, Ontario
H9R 1C8	M5P 3A8

Fax: (514) 744-5114	Fax:

SCHEDULE “A”

DRAWDOWN NOTICE

[ Date ]

Diocles Capital Inc.

516 Vesta Drive

Toronto, Ontario

M5P 3A8

RE: Bridge Loan Agreement dated January 30, 2012

Sirs:

Reference is made to the above-mentioned Bridge Loan Agreement entered into between, inter alia, the undersigned and the Lender mentioned therein. All capitalized terms used herein shall have the meaning ascribed thereto in the Bridge Loan Agreement.

We confirm our request for a Drawdown to be made on [date] (the “Drawdown Date”) for an amount of $•.

Please deliver the funds by • on •, 2012 as follows: [Note: Delivery instructions to be inserted.]

On the date hereof, we certify that the conditions set forth in Section 6.1 of the Bridge Loan Agreement have been complied with and that the representations and warranties set forth in sections 7.1.1 to 7.1.7 of the Bridge Loan Agreement are still true and correct in all material respects except for those representations and warranties the breach of which could not reasonably be expected to have a Material Adverse Effect and that no Default has occurred and is continuing.

AMAYA GAMING GROUP INC.

By:
Title:

SCHEDULE “B”

PERMITTED LIENS

See attached documents

A-	HYPOTHECS

	Nature of right	Date and Registration N°	Parties	Information
1.	Conventional hypothec without delivery	March 25, 2011 at 2:53 p.m. 11-0197818-0001	Secured Party: HSBC Bank Canada Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property: The universality of the Grantor’s moveable property, corporeal or incorporeal, present and future wherever situated.

Amount: $900,000 including an additional amount equal to 20% of the principal amount of the hypothec with interest at the rate of 25% per annum.

Expiry date: May 28, 2020.

2.	Conventional hypothec without delivery	September 17, 2010 at 2:06 p.m. 10-0648588-0007	Secured Party: Olymbec Development S.E.N.C. Grantor: Group de Jeux Amaya Inc.	Charged property: The universality of the all goods located at 7600 TransCanada, Pointe-Claire, Quebec, H9R 1C8, Canada. Amount: $238,159.46. Expiry date: September 16, 2020.

3.	Conventional hypothec without delivery	February 25, 2010 at 10:50 a.m. 10-0108349-0002	Secured Party: Sababa Consulting Inc. Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property:

1. All present and future wireless tablets, presently or in the future owned by the Grantor or in which the Grantor has any interest;

2. Any and all present and future agreements between the Grantor and any property owner relating to the use, rental, operation or other deployment of any Mosino units;

3. All present and future accounts receivable, book accounts, book debts, debts, claims, monies, rentals, revenues, incomes or any other amounts owing or to become owing.

4. All insurance policies relating directly or indirectly to any of the charged property or any part thereof.

5. All property in any form derived directly or indirectly from any dealings with any of the charged property.

Amount: $1,000,000 plus interest at the rate of 25% per annum plus an additional amount in the amount of $200,000.

	Nature of right	Date and Registration N°	Parties	Information

Expiry date: February 21, 2020.

Comments:

Assignment of rank registered on
March 26, 2010 bearing number
10-0179237-0001 by R&D Capital Inc. in
favour of Sababa Consulting Inc.

Assignment of rank registered on
March 11, 2010 bearing number
10-0140303-0001 by HSBC Bank Canada
in favour of Sababa Consulting Inc.

4.	Conventional hypothec without delivery	February 25, 2010 at 10:50 a.m. 10-0108349-0001	Secured Party: Sababa Consulting Inc. Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property:

1. All present and future wireless tablets, presently or in the future owned by the Grantor or in which the Grantor has any interest;

2. Any and all present and future agreements between the Grantor and any property owner relating to the use, rental, operation or other deployment of any Mosino units;

3. All present and future accounts receivable, book accounts, book debts, debts, claims, monies, rentals, revenues, incomes or any other amounts owing or to become owing.

4. All insurance policies relating directly or indirectly to any of the charged property or any part thereof.

5. All property in any form derived directly or indirectly from any dealings with any of the charged property.

Amount: $200,000.

Expiry date: February 21, 2020.

Comments:

Assignment of rank registered on March 26, 2010 bearing number 10-0179237-0001 by R&D Capital Inc. in favour of Sababa Consulting Inc.

Assignment of rank registered on March 11, 2010 bearing number 10-0140303-0001 by HSBC Bank Canada in favour of Sababa Consulting Inc.

	Nature of right	Date and Registration N°	Parties	Information
5.	Conventional hypothec without delivery	December 17, 2009 at 1:31 p.m. 09-0783807-0001	Secured Party: Sababa Consulting Inc. Grantor: Amaya Gaming Group Inc.

Charged property: The universality of all its movable property, now owned or hereafter acquired, corporeal and incorporeal, of any kind and nature and wherever they may be situated.

Amount: $625,000 (including an additional hypothec of $125,000, representing 25% of the principal amount of $500,000).

Expiry date: December 15, 2019.

Comments:

Assignment of rank registered on March 26, 2010 bearing number 10-0179237-0001 by R&D Capital Inc. in favour of Sababa Consulting Inc.

Assignment of rank registered on March 11, 2010 bearing number 10-0140303-0001 by HSBC Bank Canada in favour of Sababa Consulting Inc.

6.	Conventional hypothec without delivery	September 30, 2008 at 2:03 p.m. 08-0566626-0003	Secured Party: HSBC Bank Canada Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property: The term deposits in the amounts and with the maturities appearing in the name of the Grantor in the books of the Secured Party, including any future term deposits bearing base #090239 the principal and interest thereon and any renewals or replacements thereof, substitutions therefore and accretions thereto.

Amount: $2,000,000 with interest at the rate of 20% per annum.

Expiry date: September 25, 2018.

Comments:

Assignment of rank registered on March 11, 2010 bearing number 10-0140303-0001 by HSBC Bank Canada in favour of Sababa Consulting Inc.

Assignment of rank registered on October 16, 2008 bearing number 08-0598188-0001 by R&D Capital Inc. in favour of HSBC Bank Canada.

	Nature of right	Date and Registration N°	Parties	Information
7.	Conventional hypothec without delivery	September 30, 2008 at 2:03 p.m. 08-0566626-0001	Secured Party: HSBC Bank Canada Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property: The universality of all movable property and assets of the Grantor, corporeal and incorporeal, present and future, wherever situated.

Amount: $4,200,000 (including an additional hypothec of $700,000, representing 20% of the principal amount of $3,500,000) with interest at the rate of 25% per annum.

Expiry date: September 25, 2018.

Comments:

Assignment of rank registered on March 11, 2010 bearing number 10-0140303-0001 by HSBC Bank Canada in favour of Sababa Consulting Inc.

Assignment of rank registered on October 16, 2008 bearing number 08-0598188-0001 by R&D Capital Inc. in favour of HSBC Bank Canada.

8.	Conventional hypothec without delivery	February 4, 2008 at 10:13 a.m. 08-0058923-0001	Secured Party: R&D Capital Inc. Grantor: Amaya Gaming Group Inc. Group de Jeux Amaya Inc.

Charged property: The Grantor hypothecates in favour of the Secured Party all present and future property of the Grantor, both corporeal and incorporeal, now owned or hereafter acquired by the Grantor.

Amount: $794,400 with interest at the rate of 30% per annum.

Expiry date: February 1, 2018.

Comments:

Assignment of rank registered on March 26, 2010 bearing number 10-0179237-0001 by R&D Capital Inc in favour of Sababa Consulting Inc.

Assignment of rank registered on October 16, 2008 bearing number 08-0598188-0001 by R&D Capital Inc. in favour of HSBC Bank Canada.

B-	OTHER REGISTRATIONS

	Nature of right	Date and Registration N°	Parties	Information
1.	Rights resulting from a lease and assignment of rights	November 9, 2011 at 9:00 a.m. 11-0862433-0075	Lessor: Volkswagen Prestige Lessee: Amaya Gaming Group (Canada) Inc. Amaya Gaming Group Assignee: VW Credit Canada Inc.	Charged property: Volkswagen Tiguan Highline, 2012, s/n: WVGBV7AXXCW001992. Date of agreement: November 3, 2011. Expiry date: November 7, 2016.
2.	Rights resulting from a lease and assignment of rights	July 30, 2010 at 11:15 a.m. 10-0517246-0012	Lessor: Prestige Audi (West) Lessee: David Baazov Groupe de Jeux Amaya Inc. Assignee: VW Credit Canada Inc.	Charged property: Audi S5 4.2L Quat Coupe, 2011, s/n: WAUCVBFR8BA002993. Date of agreement: July 27, 2010. Expiry date: July 27, 2014.
3.	Rights resulting from a lease and assignment of rights	July 15, 2010 at 2:17 p.m. 10-0473906-0086	Lessor: Prestige Audi (West) Lessee: David Baazov Groupe de Jeux Amaya Inc. Amaya Gaming Group Inc. Amaya Gaming Group Assignee: VW Credit Canada Inc.	Charged property: Audi A6 3.0T Sedan Q SE N., 2010, s/n: WAUPGCFB3AN054723. Date of agreement: July 9, 2010. Expiry date: July 9, 2014.